Exhibit 99.1

CONTACTS:

Investors

InvestorRelations@amerantbank.com

(305) 460-8728

Media

media@amerantbank.com

(305) 441-8414

For Release:

4:30 P.M.

March 6, 2019

MERCANTIL BANK HOLDING CORPORATION APPOINTS

JOHN W. QUILL AS A DIRECTOR

Coral Gables, Florida – Mercantil Bank Holding Corporation (the “Company”) (NASDAQ: AMTB and AMTBB) and its subsidiary, Amerant Bank, N.A. (the “Bank”), announced they have appointed John W. Quill as an independent director of the Company and the Bank.

Mr. Quill has nearly 40 years of experience in financial services, public and private. Currently, Mr. Quill serves as a consultant to the International Monetary Fund, where he previously served as a Senior Financial Sector Expert in bank supervision and policy effectiveness from 2013 to 2015. Mr. Quill was an independent director of Gibraltar Private Bank & Trust, Coral Gables, Florida from 2015 to 2018.

Mr. Quill retired from the Office of the Comptroller of the Currency (“OCC”) in 2011 following a distinguished 31 year career. Among other positions, he was a Deputy Comptroller in Washington, D.C. from 2004 to 2011, and the Chair of the interagency council that advised the United States Treasury as to banks that should receive funds under the Treasury’s Troubled Asset Relief Program (“TARP”).

“It is a privilege to welcome John, who has deep, multifaceted financial services knowledge and experience,” said Frederick C. Copeland, Jr., Chairman of Mercantil Bank Holding Corporation. “He is an outstanding addition to our Board as we implement our strategic vision for long-term profitable growth.”

“I am honored to be a part of such an exceptional financial organization,” said Quill. “I look forward to working alongside our fellow board members to continue building the Amerant brand.”

Mercantil Bank Holding Corporation is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, the Bank, Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 15 in South Florida, 8 in the Houston, Texas area, and loan production offices in Dallas, Texas and New York, New York.

For more information, please visit www.mercantilbank.com or investor.mercantilbank.com.